Exhibit 99.1

Dear Ron and Jackie,

Please be advised that the company’s bid price has closed below $0.01 for more than 30 consecutive calendar days and no longer meets the Standards for Continued Eligibility for OTCQB as per the OTCQB Standards, Section 2.3(2), which states that the company must “maintain proprietary priced quotations published by a Market Maker in OTC Link with a minimum closing bid price of $.01 per share on at least one of the prior thirty consecutive calendar days.”

As per Section 4.1 of the OTCQB Standards, the company will be granted a cure period of 90 calendar days during which the closing bid price for the Company’s common stock must be $.01 or greater for ten consecutive trading days in order to continue trading on the OTCQB marketplace. If this requirement is not met by October 28, 2024, the company will be removed from the OTCQB marketplace.

In addition, please note that in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be immediately removed from OTCQB.

Please contact me with any questions you may have.

Cordially,

Krystal Pope

VP, Associate Manager of Issuer Qualifications

OTC Markets Group

100 M Street SE / Suite 220 / Washington, DC 20003

Office: +1 (212) 220-2216

Website: http://www.otcmarkets.com/home
Twitter: https://twitter.com/OTCMarkets

Facebook: https://www.facebook.com/OTCMarkets

LinkedIn: https://www.linkedin.com/company/otc-markets-group